EXHIBIT (a)(1)(c)

INTEVAC, INC.

Exchange Offer for Outstanding

6 1/2% Convertible Subordinated Notes due 2004

Pursuant to the Offering Circular dated May 8, 2002

To:	Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

      Intevac, Inc., a California corporation (the “Company”), is offering, upon and subject to the terms and conditions set forth in the Offering Circular, dated May 8, 2002 (the “Offering Circular”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange for each $5,000 principal amount of its 6 1/2% Convertible Subordinated Notes due 2004 (the “Existing Notes”) the following:

•	$2,000 in cash,

•	250 warrants, each warrant to purchase one share of its common stock, no par value per share, at an exercise price equal to $7.50 per share and with the expiration date of March 1, 2006, and

•	$1,000 principal amount of its new 6 1/2% Convertible Subordinated Notes due 2009.

      We are requesting that you contact your clients for whom you hold Existing Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, or who hold Existing Notes registered in their own names, we are enclosing the following documents:

1. Offering Circular dated May 8, 2002;

2. The Letter of Transmittal for your use and for the information of your clients;

3. A Notice of Guaranteed Delivery;

4. A form of letter that may be sent to your clients for whose account you hold existing Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute IRS Form W-9; and

6. Return envelopes addressed to State Street Bank and Trust Company of California, N.A., 2 Avenue de Lafayette, 5th Floor, Corporate Trust Operations, Boston, MA 02110, the Exchange Agent for the Exchange Offer.

      Your prompt action is requested. The Exchange Offer will expire at 12:00 midnight, Eastern Time, on June 5, 2002, unless extended by the Company (the “Expiration Date”). Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

      To tender Existing Notes pursuant to the Exchange Offer, the Exchange Agent must, prior to the Expiration Date, receive at the address listed on the front of the Letter of Transmittal:

•	with respect to Existing Notes held in certificated form, a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal and the certificates for the Existing Notes being tendered, in proper form for transfer, and

•	with respect to beneficial interests in Existing Notes held in global form, delivery of such Existing Notes pursuant to the procedures for book-entry transfer described in the Offering Circular under the caption “The Exchange Offer — Procedures for Tendering Existing Notes” as well as a confirmation of such delivery including an agent’s message, or in lieu of such agent’s message, a properly completed and duly executed Letter of Transmittal.

      If a registered holder of Existing Notes desires to tender its Existing Notes for exchange and (i) the Existing Notes are not immediately available, (ii) such holder cannot deliver the Existing Notes and all other documents required by the Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date, or (iii) such holder is unable to deliver confirmation of the book-entry tender of their Existing Notes into the Exchange Agent’s account at DTC and all other documents required by the Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date, in each case, such holder must tender their Existing Notes, according to the guaranteed delivery procedures set forth in “The Exchange Offer — Guaranteed Delivery Procedures” section of the Offering Circular.

      The Company will not pay any fee or commission to any broker, dealer, nominee or other person for soliciting tenders of the Existing Notes pursuant to the Exchange Offer. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Circular and the related documents to the beneficial owners of Existing Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes incident to the transfer of Existing Notes pursuant to the Exchange Offer from the holder thereof to the Company, except as set forth in the Instructions to the Letter of Transmittal.

      Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to State Street Bank and Trust Company of California, N.A., the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

INTEVAC, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL.

Enclosures

2